Mail Stop 3561
      							July 1, 2005

Via U.S. Mail and Fax (1-212-826-2858)
Mr. Lawrence I. Wills
Senior Vice President - Chief Financial Officer
Granite Broadcasting Corporation
767 Third Avenue, 34th Floor
New York, New York  10017

	RE:	Granite Broadcasting Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 0-19728

Dear Mr. Wills:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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Mr. Lawrence I. Wills
Granite Broadcasting Corporation
April 21, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE